November 2, 2020 Dear Shareholder: We hope this letter finds you well during this difficult time of the pandemic. While COVID-19 has challenged us all, the disruption caused by this has allowed Hills Bancorporation an opportunity to consider how to best support and provide long-term value to our shareholders both now and into the future. The Bancorporation’s Board of Directors has determined to temporarily suspend the Hills Bancorporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Board and Management believe that the Bancorporation’s existing capital levels have it well positioned to navigate the current economic environment, and that the prudent distribution of earnings to shareholders constitutes the most appropriate use of the capital at this time. As a result, dividends for this year will only be paid in cash and not be reinvested in the Bancorporation’s common stock under the Plan. Optional cash investments in common stock will also not be accepted until further notice. No action by participants is required as shareholders currently enrolled in the Plan will automatically receive the upcoming year-end cash dividend payment. The Plan is subject to reinstatement at the discretion of the Bancorporation’s Board of Directors. At such time as the Board elects to reinstate the Plan, shareholders who were enrolled at the time of suspension and remain enrolled at the time of reinstatement will automatically resume their participation. For general information about the Plan, we encourage you to refer to the prospectus previously delivered to each participant and available in the “Investor Relations” section of the Company’s website at https://www.hillsbank.com. We truly appreciate your continued support of Hills Bancorporation. If you have any questions, please contact us at (833) 607-1367 for assistance. Sincerely, Dwight O. Seegmiller President and CEO